UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

Tekla Healthcare Investors, Tekla Life Sciences Investors, Tekla Healthcare Opportunities Fund, Tekla World Healthcare
Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary proxy materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

TEKLA HEALTHCARE INVESTORS

TEKLA LIFE SCIENCES INVESTORS

TEKLA HEALTHCARE OPPORTUNITIES FUND

TEKLA WORLD HEALTHCARE FUND

Please do not disregard this letter

Special Meeting of Shareholders EXPECTED TO BE ADJOURNED

WE NEED YOUR PARTICIPATION

Dear Shareholder:

We have been trying to reach you regarding the First Special Meeting of Shareholders of the above-mentioned Funds (the “Funds”). The Special Meeting of Shareholders was originally slated for August 14, 2023, but is expected to be adjourned until August 29, 2023 due to lack of shareholder participation. We are trying to reach the necessary participation for the meeting and still haven’t yet received your vote. You may think your vote is inconsequential, but your participation helps us to avoid costly additional adjournments and solicitations.

For meeting #1, shareholders are being asked to approve the proposal to approve new investment advisory agreements between the Funds and abrdn Inc, which is summarized below. The full proxy statement is available for your review here: www.OkapiVote.com/TeklaSpecial. Summary/benefits of the proposed new advisory agreements are:

•	Tekla currently serves as the investment adviser to the Funds. Recently, Tekla entered into a purchase agreement with abrdn Inc. pursuant to which Tekla has agreed to sell certain assets to abrdn Inc. relating to Tekla’s advisory business for the Funds.
•	The Funds’ current investment team is currently expected to join abrdn Inc. as full-time employees and to continue managing the Funds after completion of the asset transfer.
•	The Funds’ investment objectives and fundamental and non-fundamental policies will not change as a result of the new advisory agreements.
•	The advisory fees of the Funds will not increase as a result of the new advisory agreements. abrdn will also seek to achieve savings through scale and efficiency in the Funds’ operations (for instance, by driving better terms from fund service providers). In addition, at a minimum, abrdn Inc. has contractually agreed to limit the Operating Expenses (as defined in the proxy statement) of each Fund to an amount that is at least 2bps less than the Funds’ current Operating Expenses.
•	The opportunity to be part of a large and broad closed-end fund platform from a global and independent organization with a focus on continuing and expanding its asset management business in general and its U.S. registered closed-end fund business in particular.

While to date, an overwhelming majority of the votes received have been cast in favor of the Proposal, there are simply not sufficient shares voted to date to approve the Proposal for your Fund(s).

In order for your vote to be represented, we must receive your voting instructions. Even IF it is past the ORiginal INDICATED MEETING date, please submit your vote Today USING ONE OF THE FOLLOWING OPTIONS:

1.	By Internet

Follow the simple instructions on the enclosed proxy card.

2.	By Touchtone

Call the toll-free number located on your proxy card and follow the simple instructions.

3.	By Mail

Sign, Date, and Return this proxy card using the enclosed postage-paid envelope

If possible, please use either of the first two options to ensure your vote is captured in time for the meeting. If you have any questions, please call Okapi Partners, the Funds’ proxy solicitor, toll-free at (877) 285-5990.

Representatives are available Monday - Friday 9:00am to 10:00pm (ET). Thank you for your continued support of the Funds and your assistance in this matter.